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                                                                    Exhibit 99.2


[RP Financial, LC. Letterhead]


                                                  March 23, 2004


Mr. Thomas A. Borner, Chairman
PSB Holdings, Inc.
Putnam Savings Bank
40 Main Street
Putnam, Connecticut  06260

Dear Mr. Borner:

         This letter sets forth the agreement between PSB Holdings, Inc. and Putnam Savings Bank, Putnam, Connecticut (collectively, Putnam"), and RP(R) Financial, LC. ("RP Financial"), whereby Putnam has engaged RP Financial to prepare the regulatory business plan and financial projections to be adopted by Putnam's Board of Directors in conjunction with a minority stock offering. These services are described in greater detail below.


DESCRIPTION OF PROPOSED SERVICES

         RP Financial's business planning services will include the following areas: (1) evaluating Putnam's current financial and operating condition, business strategies and anticipated strategies in the future; (2) analyzing and quantifying the impact of business strategies, incorporating the use of net offering proceeds both in the short and long term; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization of Putnam and mutual holding company and related cash flows.

         Contents of the business plan will include: Executive Summary; Description of Business; Marketing Plan; Management Plan; Records, Systems and Controls; Financial Management Plan; Monitoring and Revising the Plan; and Alternative Business Strategy.

         RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan can be filed with the appropriate regulatory agencies prior to filing the appropriate applications.

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WASHINGTON HEADQUARTERS
Rosslyn Center                                        Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                     Fax No.: (703) 528-1788
Arlington, VA 22209                               Toll-Free No.: (866) 723-0594
www.rpfinancial.com                         E-Mail: wpommerening@rpfinancial.com

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MR. THOMAS A. BORNER
MARCH 23, 2004
PAGE 2


FEE STRUCTURE AND PAYMENT SCHEDULE

         Putnam agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $10,000. Payment of the professional fees shall be made upon delivery of the completed business plan. Putnam also agrees to reimburse RP Financial for those direct out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed Reimbursable expenses are limited as described in the accompanying letter to engage RP Financial to provide appraisal services.

         In the event Putnam shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, Putnam agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

         If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by Putnam and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to Putnam or potential transactions that will dramatically impact Putnam such as a pending acquisition or branch transaction.

                              * * * * * * * * * * *

         Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.


                                                  Very truly yours,

                                                   /s/ William E. Pommerening

                                                   William E. Pommerening
                                                   Chief Executive Officer and
                                                     Managing Director




Agreed To and Accepted By:        Thomas A. Borner /s/ Thomas A. Borner
                                                   ---------------------------
                                  Chairman, PSB Holdings, Inc.


                                  Thomas A. Borner /s/ Thomas A. Borner
                                                   ---------------------------
                                  Chairman, Putnam Savings Bank



Date Executed:                  3/30/2004
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